Exhibit 99.1

Medley Capital Corporation Amends and Extends Credit Facility, Reduces Pricing on Revolver and Term Loan

NEW YORK (July 28, 2015) – Medley Capital Corporation (NYSE: MCC) (the “Company”) today announced an amendment, extension and reduction in pricing to its existing term loan credit facility (the “Term Loan Facility”) and revolving credit facility (the “Revolving Facility”).

The pricing on the Term Loan Facility was reduced from LIBOR plus 3.25% to LIBOR plus 3.00% with no floor. The pricing on the Revolving Facility will remain the same at LIBOR plus 2.75% with no floor. Both the Term Loan Facility and Revolving Facility will decrease by an additional 25 basis points upon receiving an investment grade rating from Standard & Poor’s.

Additionally, the Term Loan Facility’s bullet maturity was extended from June 2019 to July 2020 and the Revolving Facility’s revolving period was extended from June 2017 to July 2019, followed by a one-year amortization period and a final maturity in July 2020. The combined Revolving Facility and Term Loan Facility’s total commitment and accordion feature remained the same at $517.5 million and $600 million, respectively.

The financing was led by ING Capital LLC.

ABOUT MEDLEY CAPITAL CORPORATION

Medley Capital Corporation is a closed-end, externally managed business development company ("BDC") that trades on the New York Stock Exchange (NYSE: MCC). Medley Capital Corporation's investment objective is to generate current income and capital appreciation by lending to privately-held middle market companies, primarily through directly originated transactions, to help these companies expand their businesses, refinance and make acquisitions. Our portfolio generally consists of senior secured first lien loans and senior secured second lien loans. In many of our investments, we receive warrants or other equity participation features, which we believe will increase the total investment returns. Medley Capital Corporation is externally managed by MCC Advisors LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. For additional information, please visit Medley Capital Corporation at www.medleycapitalcorp.com.

ABOUT MCC ADVISORS LLC

MCC Advisors LLC is a subsidiary of Medley Management Inc. (NYSE: MDLY). Medley is an asset management firm offering yield solutions to retail and institutional investors. Medley's national direct origination franchise, with over 80 people, is a premier provider of capital to the middle market in the U.S. As of March 31, 2015, Medley has in excess of $3.9 billion of assets under management in two business development companies, Medley Capital Corporation (NYSE: MCC) and the Sierra Income Corporation, and private investment vehicles. Over the past 13 years, we have invested in excess of $5.3 billion to help over 290 companies grow across 35 industries in North America. For additional information, please visit Medley Management Inc. at www.mdly.com.

ABOUT ING CAPITAL LLC

ING Capital LLC is a financial services firm offering a full array of wholesale financial lending products and advisory services to its corporate and institutional clients. ING Capital LLC is an indirect U.S. subsidiary of ING Bank NV, part of ING Group (NYSE: ING), a global financial institution of Dutch origin. The Investment Industry Finance (IIF) group at ING Capital LLC offers a broad range of structured finance solutions to its clients active in the Investment Industry, including business development companies.

SOURCE: Medley Capital Corporation

Investor Relations Contact:
Sam Anderson
212.759.0777

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